EXHIBIT 99

GEM Completes Acquisition of Island Environmental Services (IES)

Receives Funding from The ComVest Group

Secures $13.5MM in Comprehensive Financing

Outlines Plans for New Regional Business

POMONA, CA--(MARKET WIRE)—September 4, 2008 -- General Environmental Management, Inc. (OTC BB:GEVI.OB), a leading environmental and waste remediation company announced today it has completed the acquisition of Island Environmental Service, Inc. (IES), a California-based environmental transporter.  GEM also entered into a material definitive agreement with CVC California, LLC, a subsidiary of The ComVest Group for a $13.5m financing of revolving and term debt.

IES, who generated $7.7 million in revenue in 2007, maintains geographic service coverage in the western region.  IES will significantly increase GEM’s environmental equipment resources and support the company’s continued growth throughout the western United States.

“GEM derives multiple benefits from the IES acquisition and we believe with our combined resources this acquisition has the potential to drive growth for our company moving forward”, commented Tim Koziol, GEM CEO.  “With the addition of IES, GEM will increase our reach into new customer bases, while broadening service capabilities throughout GEM’s customers with IES’ core competencies in logistics, bulk movement of waste, and storm water management services. IES will operate as a division of GEM.”

“The IES family is excited to join GEM and I look forward to working with the GEM team to further expand this company”, said Randy Costales, IES President.  “We both share a common-sense approach to customer service and many years of combined experience in this industry.  With GEM’s systems applied to the IES service group, we expect to continue GEM’s momentum in future quarters.”

The new financing was funded by CVC California, LLC, a subsidiary of The ComVest Group, who funded the purchase as well as the refinancing of all existing corporate debt.